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                                                    EXHIBIT 10(a)


                        THOMAS F. KARAM

                     EMPLOYMENT AGREEMENT


This EMPLOYMENT AGREEMENT is made and entered into as of this 28th day of December, 1999, by and between Southern Union Company
(hereinafter referred to as the "Company"), a Delaware corpora-tion, and Thomas F. Karam (hereinafter referred to as the "Executive").

WHEREAS, the Executive is presently employed by the Company in the capacity of Executive Vice President Corporate Development and Chief Executive Officer of the PG Energy Division;

WHEREAS, the Company is desirous of assuring the continued employment of the Executive as a senior executive of Southern
Union Company and the PG Energy Division, and Executive is desirous of having such assurance.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.  Term of Employment; Prior Agreements

  1.1   Employment Term.  Subject to the provisions of Section 6
        ---------------
        of this Agreement, the Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, in accordance with the terms and conditions set forth herein, until June 30, 2010, commencing as of the date hereof (the "Term"). If, in the sole discretion of the President of Southern Union Company (the "Presi-dent"), certain mutually agreed financial and performance goals are achieved, the agreement will be automatically renewed for 12 months, effective July 1 of each year and a new Employment Agreement will be executed. Notwith-standing the foregoing, in the event a Change of Control of the Company (as defined in Section 6.7) occurs during the Term of this agreement or any renewal thereof, the Term shall continue until the second anniversary of the Change of Control (or such later date as may be agreed to by the parties).

  1.2   Prior Agreements.  This Agreement supersedes all prior
        ----------------
        agreements and understandings (including verbal agree-ments) between Executive and the Company and/or any of its affiliates regarding the terms of Executive's employ-ment with the Company and/or its affiliates including, without limitation, the Employment Agreement dated May 6, 1998 between the Executive and Pennsylvania Enterprises, Inc, the Change of Control Agreement dated March 6, 1996 between the Executive and Pennsylvania Enterprises, Inc., and any assumption of those agreements by the Company and the parties, shall have no liabilities under any such prior agreements.

Section 2.  Position and Responsibilities

During the Term of this Agreement, the Executive agrees to serve as a senior executive of Southern Union Company and the PG Energy Division. In such capacity, the Executive shall have such level of duties and responsibilities as he may be assigned from time to time by the President of the Company. The Executive shall have the same status, privileges, and responsibilities normally inherent in similarly situated executives of the Company.

Section 3.  Standard of Care

During the term of this Agreement, the Executive agrees to devote his full business time and reasonable best efforts to the busi-ness of the Company and the PG Energy Division. Executive shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, without the prior written consent of the President. The Executive may serve on the board of directors or trustees of any business corporation or charitable organization so long as such service is not injurious to the Company and is agreed upon by the President. This Section 3 shall not be construed as preventing the Executive from holding, as a passive investor, up to two percent (2%) of the common stock of any public company.

Section 4.  Compensation

As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

  4.1   Base Salary.  During the Term, the Company shall pay the
        -----------
        Executive a Base Salary in an amount which shall be established from time to time by the President; provided, however, that such Base Salary shall not be less than $16,346.15 per biweekly pay period. This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the PG Energy Division.

        While this Agreement is in force, the annual Base Salary shall be reviewed at least annually, to ascertain whether, in the judgment of the President, such Base Salary should be increased, based primarily on the per-formance of the Executive during the year and on the base salary of similarly situated executives at comparable companies. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement.

  4.2   Sign-On Bonus.  The Company shall pay to the Executive an
        -------------
        amount equal to $906,618.31 as a sign-on bonus. This sign-on bonus shall not be treated as compensation for purposes of any other benefit plan or agreement (including any retirement or severance benefits payable to Executive, under this Agreement or otherwise).

  4.3   Annual Bonus.  July 1st of each year of the employment
        ------------
        agreement the company shall pay to the executive an amount equal to $600,000 as an annual bonus related to the Executives corporate responsibilities.

  4.4   Annual Cash Incentive Compensation.  The Company shall
        ----------------------------------
        provide the Executive with the opportunity to earn an annual cash incentive compensation payment, at a level no less favorable than that provided to similarly situated executives of the Company, based upon goals and measures for the Executive, the PG Energy Division and/or the Company established by the President.

  4.5   Long-Term Incentives.  The Company shall provide the
        --------------------
        Executive with the opportunity to earn a long-term incentive award by participating in the Company's Long-Term Incentive Stock Option Plan at a level no less favorable than that provided to similarly situated executives of the Company.

  4.6   Supplemental Retirement Benefits.  The Company shall
        --------------------------------
        provide the Executive the opportunity to participate in the Southern Union Company Supplemental Deferred
        Compensation Plan.

  4.7   Employee Benefits.  During the Term, the Company shall
        -----------------
        provide to the Executive all qualified retirement plan benefits and welfare benefits to which other senior executives of the PG Energy Division are generally entitled, without duplication of benefits. The Executive shall be entitled to paid vacation in accordance with the standard written policy of the PG Energy Division with regard to vacations of employees. The Company shall provide to the Executive, at the Company's cost, all perquisites to which other similarly situated executives are entitled.

Section 5.  Expenses

The Company shall pay, or reimburse the Executive, for all ordinary and necessary expenses that the Executive incurs in performing his duties under this Agreement in accordance with the Company's policy.

Section 6.  Termination of Employment

  6.1  General.  Executive's employment may be terminated in
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       accordance with any of the provisions set forth in this
       Section 6, and the Term shall terminate upon the effective date of such termination of employment. Upon such termination, Executive shall be entitled solely to the rights and benefits set forth in the applicable provision of this Section 6.

  6.2  Termination Due to Death or Disability

       (a) Executive's employment may be terminated by the Company on account of Executive's Disability, and shall be terminated upon Executive's death. The Company shall have the right to terminate Executive's employment on account of Disability if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties with the Company for six consecutive months.

       (b) If the Executive's employment is terminated due to death or Disability, the Company shall pay Executive his accrued but unpaid Base Salary, unpaid bonus earned in the previous year, a pro rata portion of his target annual bonus for the year of termination, based on the portion of the year elapsed prior to such termination, plus any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs in which he is a participant, at the times such payments are due. With the exception of the foregoing obligations of the Company, and, in the case of Disability, the covenants of Executive contained in Section 7 (which shall survive such termination), the Company and the Executive there-after shall have no further obligations under this Agreement.

  6.3   Voluntary Termination by the Executive

        (a) The Executive may terminate this Agreement at any time other than for Good Reason, death or Disability by giving the President written notice of intent to terminate, delivered at least thirty (30) calendar days prior to the effective date of such termina-tion. The termination shall become effective automatically upon the expiration of the thirty (30) day notice period. Such notice shall also constitute the resignation by the Executive of his positions as an officer and/or director of the Company and its subsidiaries and affiliates.

        (b) In the event of such termination, the Company shall pay to the Executive his accrued but unpaid Base Salary, plus any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs in which he is a participant, at the times such payments are due. With the exception of the foregoing obligations of the Company and the covenants of the Executive contained in Section 7 (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Agreement.

  6.4   Involuntary Termination by the Company Without Cause.
        ----------------------------------------------------
        The Company may terminate the Executive's employment at any time by notifying the Executive in writing of the Company's intent to terminate, effective thirty (30) calendar days following the date on which the Company delivers such notice to the Executive. If Executive's employment is terminated by the Company for reasons other than death, Disability, or for Cause, then the Executive shall be entitled to the benefits provided below:

        (a) The Company shall pay the Executive his full Base Salary through the effective date of termination, unpaid bonus earned in the previous year, the unpaid annual bonus payments referred to in Section 4.3 (on either an annual basis or at the discretion of the company a lump sum present value of the bonus payments), plus any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs in which he is a participant, at the times such payments are due;

        (b) In lieu of any further salary and bonus payment to the Executive for periods subsequent to the effec-tive date of termination (other than the unpaid annual bonus referred to in Section 4.3), the Com-pany shall pay as a severance payment to the Execu-tive, not later than the fifth business day following the effective date of termination, a lump sum severance payment equal to one times the Execu-tive's Covered Compensation. "Covered Compensation" shall mean the Executive's annualized Base Salary (determined by multiplying the biweekly rate of base salary in effect at the effective date of termina-tion by 26). This severance payment will be in lieu of payments (if any) from any other Company's Severance Plans.

             With the exceptions of the foregoing obligations of the Company and the Executive's covenants contained in Section 7 herein (which shall survive such termination), the Company and the Executive hereafter shall have no further obligations under this Agreement.

  6.5   Termination for Cause

        (a) The Company may terminate the Executive's employment for "Cause" which shall mean (i) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from the Executive's incapa-city due to physical or mental illness or any such actual or anticipated failure after the occurrence of circumstances giving rise to a notice of termina-tion by the Executive for Good Reason) after a written demand for substantial performance is delivered to the Executive by the President, which demand specifically identifies the manner in which the President believes that the Executive has not substantially performed his duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company, monetarily or otherwise, in a not insignificant amount or manner. For this purpose, no act, or failure to act, by the Executive shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a written notice of termination which shall include a determination by the President (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard) finding that in the good faith opinion of the President, the Executive was guilty of conduct constituting "Cause" as set forth in this paragraph and specifying the particulars thereof in detail. The termination of employment shall be effective upon the giving of such notice.

        (b) In the event of a termination of the Executive's employment for "Cause," the Company shall pay the Executive his accrued and unpaid Base Salary through the date notice of termination is delivered to the Executive, plus any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs in which he is a participant, at the times such payments are due. Except for the foregoing obligations of the Company and the Executive's covenants under Section 7 (which shall survive such termination), upon delivery to the Executive of written notice of termination, the Company and the Executive thereafter shall have no further obligations under this Agreement.

  6.6   Termination for Good Reason

        (a) The Executive may terminate his employment for Good Reason (as defined below) by giving the President 30 days' written notice of termination, stating in rea-sonable detail the facts and circumstances claimed to provide a basis for such termination. In the event of termination for Good Reason, the Company shall pay and provide to the Executive the amounts and benefits set forth in Section 6.4 hereof. With the exceptions of the foregoing obligations of the Company and the Executive's covenants contained in
             Section 7 herein (which shall survive such termina-tion), the Company and the Executive hereafter shall have no further obligations under this Agreement.

        (b) Good Reason shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

             (i) The assignment to the Executive of any duties inconsistent with his status as a senior exe-cutive of the Company or a substantial reduc-tion in the nature or status of the Executive's responsibilities from those set forth in Section 2 hereof.

             (ii)   A reduction by the Company in the Executive's
                    Base Salary payable under Section 4.1 hereof, as the same may be increased from time to time;

             (iii) The Company's requiring the Executive to be based at a location which is more than fifty
                    (50) miles from the current principal
                    location of Executive's employment;

             (iv) The failure by the Company to continue to provide the Executive with the incentive compensation and benefits set forth in
                    Section 4 hereof;

             (v) The failure by the Company to pay to the Executive any portion of the Executive's current cash compensation, when due;

             (vi) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 9.1 hereof; or

             (vii) Any purported termination of the Executive's employment which does not comply, with the applicable provisions of Section 6 of this agreement; and for purposes of this Agree-ment, no such purported termination shall be effective.

             Notwithstanding the foregoing, none of the events described in clauses (i) through (vii) of this
             Section 6.6(b) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty (30) days after the Company's receipt of such written notice.

             The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. How-ever, the Executive's failure to assert Good Reason within six (6) months from the time he had knowledge of the circumstance constituting Good Reason shall constitute a waiver of his right to terminate em-ployment for Good Reason with respect to such event.

  6.7 Involuntary Termination by the Company Without Cause or Termination for Good Reason, following a "Change of Control" (as defined below.) Notwithstanding the provi-sions of Sections 6-4 and 6-6, in the event the Company terminates the Executive's employment without cause or the Executive terminates his employment for good reason, in either case, within two years following the date of a Change of Control of the Company then the Executive shall be entitled to the benefits provided below:

        (a) The Company shall pay the Executive his full Base Salary through the effective date of termination, unpaid bonus earned in the previous year, the unpaid annual bonus payments referred to in Section 4.3 (on either an annual basis or at the discretion of the company a lump sum present value of the bonus payments), and a pro-rata portion of the target bonus established prior to Change of Control plus any amounts otherwise payable to Executive under the terms of the Company benefit plans and programs in which he is a participant, at the times such payments are due;

         b) In lieu of any further salary and bonus payment to the Executive for periods subsequent to the effec-tive date of termination, the Company shall pay as a severance payment to the Executive, not later than the fifth business day following the effective date of termination, a lump sum severance payment equal to three (3) times the Executive's Covered Compensa-tion. "Covered Compensation" shall mean the Execu-tive's annual Base Salary (at the rate in effect at the effective date of termination) and the target bonus potential established prior to Change of Control; and

        (c) For three (3) years after such termination, the Company shall provide the Executive with life and medical benefits substantially similar to those provided from time to time to active employees of the PG Energy Division. In the event that the Employee obtains substantially similar benefits or coverage from another employer, these benefits shall be reduced during such period following the Execu-tive's termination. Executive agrees to report any such coverage or benefits he obtains to the Company;

             With the exception of the foregoing obligations of the Company and the Executive's covenants contained in Section 7 herein (which shall survive such termination), the Company and the Executive hereafter shall have no further obligations.

        For purposes of this agreement, a "Change of Control" of the Company shall be deemed to have occurred if and when:

        (a) there shall be consummated either (i) any consolida-tion or merger of the Company in which the majority of the Board of Directors are not on the continuing or surviving Board of Directors or pursuant to which shares of the Company's common stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which each holder of the Company's common stock immedi-ately prior to the merger has upon consummation of the merger the same proportionate ownership of common stock of the surviving corporation as such holder had of the Company's common stock immediately prior to the merger, or (ii) any sale, lease exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company;

        (b) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

  6.8   Excise Tax Equalization Payment

        (a) Anything in this Agreement to the contrary notwith-standing, in the event it shall be determined that any payment or distribution by the Company to the Executive or for the Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or other-
             wise) but determined without regard to any addi-tional payments required under this Section (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        (b) Subject to the provisions of Section 6.8(c) below, all determinations required to be made under this Section, including whether and when a Gross-Up Pay-ment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent audit firm (the "Accounting Firm") which shall provide detailed supporting cal-culations both to the Company and to the Executive within fifteen (15) business days of the making of the Payment by the Company or the Company's receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
             Section 6.8, shall be paid by the Company to the Executive within ten (10) business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Exe-cutive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determina-tion by the Accounting Firm shall be binding upon the Company and the Executive for purposes of this Agreement. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Gross-Up Payment made by the Company is less than the payment which should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to this Section and the Executive is there-after required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Executive or for the Executive's benefit.

        (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten
             (10) business days after the Executive is informed in writing of such claim and shall apprise the Com-pany of the nature of such claim and the date on which such claim is requested to be paid. The Exe-cutive shall not pay such claim prior to the expira-tion of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

             (1) give the Company any information reasonably requested by the Company relating to such claim,

             (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

             (3) cooperate with the Company in good faith in order to effectively contest such claim, and

             (4) permit the Company to participate in any proceedings relating to such claim;

             provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation (to the extent it relates to issues with respect to which a Gross-Up Payment would be payable hereunder) and payment of related costs and expenses. Without limitation on the foregoing provisions of this Section 6.8, the Company shall control all proceedings taken in con-nection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        (d) If, after the Executive's receipt of an amount advanced by the Company pursuant to this Section 6.8, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Section 6.8) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive's receipt of an amount advanced by the Company pursu-ant to this Section 6.8, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determina-tion, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

  6.9   Payments Conditioned on Waiver.  Notwithstanding any
        ------------------------------
        other provision of this Agreement, where a payment is due to Executive under Section 6.4, 6.6 or 6.7 hereunder, no such payments shall be made unless and until Executive (or his Estate) shall have executed a copy of a waiver and release in the form annexed hereto as Exhibit "A"; provided, however, that any such waiver and release shall expressly protect all rights and benefits of Executive under this Agreement, including without limitation, the rights under Sections 6.4, 6.6 and 6.7.

Section 7.  Confidentiality

  7.1   Confidentiality.  During the Term of this Agreement and
        ---------------
        thereafter in perpetuity, the Executive will not directly or indirectly divulge or appropriate to his own use, or to the use of any third party, any "trade secrets" or "confidential information" (as defined in Section 7.2) of the Company or any of the Company's subsidiaries or affiliates (hereinafter, the Company and its subsidiaries and affiliates shall be collectively referred to as the "Company Group"), except as may be in the public domain other than by violation of this Agreement or as may be required by law.

  7.2   Trade Secrets and Confidential Information.  "Trade
        ------------------------------------------
        Secrets" as used herein means all secret discoveries, inventions, formulae, designs, methods, processes, techniques of production and know-how relating to the Company Group's business. "Confidential Information" as used herein means the Company Group's internal policies and procedures, suppliers, customers, financial informa-tion and marketing practices, as well as secret dis-coveries, inventions, formulae, designs, techniques of production, know-how and other information relating to the Company Group's business not rising to the level of a trade secret under applicable law.

Section 8.  Indemnification

The Company hereby covenants and agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Executive fully, completely and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Agreement.

Section 9.  Assignment

  9.1   Assignment by Company.  This Agreement may be assigned or
        ---------------------
        transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for the "Com-pany" for all purposes under this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company. Except as herein provided, this Agreement may not be assigned by the Company.

  9.2   Assignment by Executive.  This Agreement shall inure to
        -----------------------
        the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

Section 10.  Dispute Resolution and Notice

  10.1  Arbitration.  Any dispute or controversy arising under or
        -----------
        in connection with this Agreement shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles of the location of his employment with the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, other than the fees and expenses of the counsel for the Executive shall be borne, by the Company.

  10.2  Notice.  For the purpose of this Agreement, any notices,
        ------
        requests, demands, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight delivery service (such as, but not limited to, Federal Express), to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices, to the attention of the President.

Section 11.  Miscellaneous

  11.1  Gender and Number.  Except where otherwise indicated by
        -----------------
        the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

  11.2  Modification.  This Agreement shall not be varied,
        ------------
        altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

  11.3  Severability.  In the event that any provision or portion
        ------------
        of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

  11.4  Counterparts.  This Agreement may be executed in one (1)
        ------------
        or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

  11.5  Tax Withholding.  The Company may withhold from any
        ---------------
        benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

  11.6  Beneficiaries.  The Executive may designate one or more
        -------------
        persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the President. The Execu-tive may make or change such designation at any time.

Section 12.  Governing Law

To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Texas, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the Executive and the Company has executed this Agreement, as of the day and year first above written.


SOUTHERN UNION COMPANY            Executive:


By: NANCY CAPEZZUTI               THOMAS F. KARAM
    -------------------------     ----------------------------
    Name:  Nancy Capezzuti
    Title: Senior Vice
             President -- HR